LEK INTERNATIONAL, INC.
                         SUITE 106, 1460 PANDOSY STREET
                    KELOWNA, BRITISH COLUMBIA, CANADA V1Y 1P3

                              INFORMATION STATEMENT

             CORPORATE ACTION TO BE TAKEN EFFECTIVE JANUARY 17, 2000


                                  INTRODUCTION

This Information Statement will be first sent or given to shareholders on or about December 27, 1999, in connection with corporate action to be taken effective January 17, 2000. LEK International, Inc. (the "Company") has adopted Amended and Restated Articles of Incorporation ("Restated and Amended Articles") which have an effective date of January 17, 2000. In addition, a 1999 Stock Option Plan has been adopted with an effective date of January 17, 2000.

                     **WE ARE NOT ASKING YOU FOR A PROXY AND
                   YOU ARE REQUESTED NOT TO SEND US A PROXY.**



                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING SECURITIES

Shareholders of the Company have adopted the Amended and Restated Articles of Incorporation and 1999 Stock Option Plan by means of a written consent dated December 15, 1999. On that date, 1,000,000 shares of Common Stock were issued and outstanding.

VOTING RIGHTS AND REQUIREMENTS

Consent from the holders of a majority of the shares outstanding were required to adopt the Restated and Amended Articles and the 1999 Stock Option Plan.

PRINCIPAL SECURITY HOLDERS

The following table sets forth information, as December 15, 1999, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock and by directors and officers of the Company, both individually and as a group:

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


                                                      SHARES OWNED BENEFICIALLY
BENEFICIAL OWNERS                                           AND OF RECORD                  PERCENT OF CLASS (1)<F1>

David Ward                                                     304,000                             30.4%
4531 Granville Avenue
Richmond, B.C. Canada

Bob Hemmerling                                                 304,000                             30.4%
Suite 106
1460 Pandosy Street
Kelowna, B.C. Canada

Officers and directors as a group                              608,000                             60.8%
(2 persons)

----------

<F1>
(1)      Based on 1,000,000 shares outstanding.

CHANGES IN CONTROL

Except for the transactions contemplated by the Agreement and Plan of Reorganization between the Company and San Joaquin Oil & Gas Ltd. (the "Reorganization Agreement"), no arrangements are known to the Company, including any pledge by any person of securities of the Company, the operation of which may, at a subsequent date, result in a change in control of the Company.


AMENDED AND RESTATED ARTICLES OF INCORPORATION

The Company has determined to amend and restate its Articles of Incorporation. The original Articles of Incorporation date back to April 21, 1997. The Company wishes to amend certain provisions in the Articles of Incorporation to reflect current developments in the law. The Company wishes to restate the Articles so that all amendments to date will be contained in one document and it will not be necessary to piece various portions together.

A copy of the Amended and Restated Articles of Incorporation is attached to this Information Statement as Exhibit A. The substantive amendments are described as follows:

NAME CHANGE

The Company is proposing to acquire San Joaquin Oil & Gas Ltd., a Nevada corporation ("San Joaquin"). The Reorganization Agreement contemplates the implementation of a 3.7-for-1 forward split and issuance of 8,069,000 new shares of common stock in exchange for all of the issued and outstanding common stock of San Joaquin.


LEK International, Inc. Information Statement - Page 2

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Following  completion of the  transactions  contemplated  by the  Reorganization
Agreement, the Company will have a total of at least 11,769,000 shares of common stock issued and outstanding. Current shareholders of San Joaquin will own 8,069,000 shares, or approximately 68.6% of the issued and outstanding common stock.

In conjunction with completion of the transactions contemplated by the Reorganization Agreement, the current directors and officers of the Company will resign, the outgoing directors will appoint successors designated by San Joaquin and the new directors will appoint new executive officers.

The Reorganization Agreement was approved by the Company's Board of Directors but approval by the Company's shareholders is not required prior to closing thereunder.

Following closing under the Reorganization Agreement, all of the Company's business activities are expected to be conducted through its wholly-owned subsidiary. Accordingly, the new name of "San Joaquin Resources Inc." will better reflect the Company's new business operations.

ADDITIONAL AUTHORIZED CAPITAL

The Amended and Restated Articles would authorize additional capital stock consisting of 5,000,000 shares of Preferred Stock, $.001 par value per share. The board of directors would be given the authority to determine the terms of the Preferred Stock, including dividend rates, conversion prices, voting rights, redemption prices, maturity dates, and other rights and preferences. No further authorization by holders of the Common Stock for the issuance of the Preferred Stock is to be obtained.

Although no offering of Preferred Stock is contemplated in the proximate future, the current Board of Directors believes that it is desirable to have shares of Preferred Stock available for issuance. Shares of Preferred Stock could be used as a means to obtain additional financing for the Company. The terms of the Preferred Stock could be negotiated on a transaction-by-transaction basis. It is unlikely that further authorization for the issuance of the securities by a vote of holders of the Common Stock will be solicited prior to such issuance. None of the directors or executive officers of the Company has any substantial interest, direct or indirect, in this proposal.

ELECTION NOT TO BE GOVERNED BY STATUTE PERTAINING TO COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Amended and Restated Articles provide that the Company would not be governed by Sections 78.411to 78.444 of the Nevada Revised Statutes, which pertain to Combinations with Interested Stockholders. While these Sections apply only to Nevada corporations that have 200 or more stockholders, the Company believes that it would be prudent to elect not to be governed by these provisions at this time. The Company believes that compliance with these Sections could discourage interested stockholders from engaging in transactions with the Company.

LEK International, Inc. Information Statement - Page 3

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ELECTION  NOT TO BE  GOVERNED  BY STATUTE  PERTAINING  TO THE  ACQUISITION  OF A
CONTROLLING INTEREST

The Amended and Restated Articles provide that the Company would not be governed by Sections 78.378 to 78.3793 of the Nevada Revised Statutes, which pertain to the Acquisition of a Controlling Interest. While these Sections apply only to Nevada corporations that have 200 or more stockholders, the Company believes that it would be prudent to elect not to be governed by these provisions at this time. The Company believes that compliance with these Sections could discourage certain parties from engaging in transactions with the Company.

1999 STOCK OPTION PLAN

Shareholders of the Company have adopted the 1999 Stock Option Plan (the "Plan") reserving an aggregate of 1,176,900 shares of the Company's Common Stock (the "Available Shares") for issuance pursuant to the exercise of stock options ("Options") which may be granted to employees, officers, and directors of the Company and consultants to the Company. The Plan also provides for annual adjustment in the number of Available Shares, commencing upon the beginning of the next fiscal year, to a number equal to 10% of the number of shares outstanding as of the end of the preceding fiscal year or 1,176,900 shares, whichever is greater.

The Plan is designed to (i) induce qualified persons to become employees, officers, or directors of the Company; (ii) reward such persons for past services to the Company; (iii) encourage such persons to remain in the employ of the Company or associated with the Company; and (iv) provide additional incentive for such persons to put forth maximum efforts for the success of business of the Company. Since current management will be changed upon consummation of the transaction with San Joaquin, current management did not have an interest in obtaining approval of the Plan by the Company's shareholders. No stock options have been granted under this Plan.

The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"). Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). In addition to determining who will be granted Options, the Committee has the authority and discretion to determine when Options will be granted and the number of Options to be granted. The Committee may determine which Options may be intended to qualify ("Incentive Stock Option") for special treatment under the Internal Revenue Code of 1986, as amended from time to time (the "Code") or Non-Qualified Options ("Non-Qualified Stock Options") which are not intended to so qualify. See "Federal Income Tax Consequences" below. The Committee also may determine the time or times when each Option becomes exercisable, the duration of the exercise period for Options and the form or forms of the instruments evidencing Options granted under the Plan. The Committee may adopt, amend, and rescind such rules and regulations as in its opinion may be advisable for the administration of the Plan. The Committee may amend the Plan without shareholder approval where such approval is not required to satisfy any statutory or regulatory requirements.


LEK International, Inc. Information Statement - Page 4

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Grants to employee directors and  officer/directors  can be either Non-Qualified
Stock Options or Incentive Stock Options, to the extent that they do not exceed the Incentive Stock Option exercise limitations, and the portion of an option to an employee director or officer/director that exceeds the dollar limitations of Code Section 422 will be treated as a Non-Qualified Stock Option.

The Committee also may construe the Plan and the provisions in the instruments evidencing options granted under the Plan to employee and officer participants and is empowered to make all other determinations deemed necessary or advisable for the administration of the Plan. The Committee may not adversely affect the rights of any participant under any unexercised option or any potion thereof without the consent of such participant. This Plan will remain in effect until it is terminated by the Compensation Committee, except that no Incentive Stock Option will be granted after December 15, 2009.

The Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations resulting in stock splits or combinations or exchanges of shares.

Participants in the Plan may be selected by the Committee from employees and officers of the Company and its subsidiaries and consultants to the Company and its subsidiaries. In determining the persons to whom options will be granted and the number of shares to be covered by each option, the Committee will take into account the duties of the respective persons, their present and potential contributions to the success of the Company, and such other factors as the Committee deems relevant to accomplish the purposes of the Plan.

Only employees of the Company and its subsidiaries, as the term "employee" is defined for the purposes of the Code will be entitled to receive Incentive Stock Options. Incentive Stock Options granted under the Plan are intended to satisfy all requirements for incentive stock options under Section 422 of the Code and the Treasury Regulations thereunder.

Each option granted under the Plan will be evidenced by a written option agreement between the Company and the optionee. The option price of any Incentive Stock Option may be not less than 100% of the Fair Market Value per share on the date of grant of the option; provided, however, that any Incentive Stock Option granted under the Plan to a person owning more than ten percent of the total combined voting power of the Common Stock will have an option price of not less than 110% of the Fair Market Value per share on the date of grant of the Incentive Stock Option. Each NonQualified Stock Option granted under the Plan will be at a price no less than 85% of the Fair Market Value per share on the date of grant thereof. "Fair Market Value" per share as of a particular date is defined in the Plan as the last sale price of the Company's Common Stock as reported on a national securities exchange or on the NASDAQ System or, if none, the average of the closing bid and asked prices of the Company's Common Stock as reported by NASDAQ or, if such quotations are unavailable, the value determined by the Committee in its discretion in good faith.


LEK International, Inc. Information Statement - Page 5

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The exercise  period of options  granted under the Plan may not exceed ten years from the date of grant thereof. Incentive Stock Options granted to a person owning more than ten percent of the total combined voting power of the Common Stock of the Company will be for no more than five years. The Committee will have the authority to accelerate or extend the exercisability of any outstanding option at such time and under such circumstances as it, in its sole discretion, deems appropriate. However, no exercise period may be extended to increase the term of the option beyond ten years from the date of the grant.

To exercise an option, the optionee must pay the full exercise price in cash, in shares of Common Stock having a Fair Market Value equal to the option price or in property or in a combination of cash, shares, and property and, subject to approval of the Committee. The Committee has the sole and absolute discretion to determine whether or not property other than cash or Common Stock may be used to purchase the shares of Common Stock thereunder and, if so, to determine the value of the property received.

An option may not be exercised unless the optionee then is an employee, officer, or director of the Company or its subsidiaries, and unless the optionee has remained continuously as an employee, officer, or director of the Company since the date of grant of the option. If the optionee ceases to be an employee, officer, or director of the Company or its subsidiaries other than by reason of death, disability, or for cause, all options granted to such optionee, fully vested to such optionee but not yet exercised, will terminate three months after the date the optionee ceases to be an employee, officer or director of the Company. All options which are not vested to an optionee, under the conditions stated in this paragraph for which employment ceases, will immediately terminate on the date the optionee ceases employment or association.

If an optionee dies while an employee, officer or director of the Company, or if the optionee's employment, officer, or director status terminates by reason of disability, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death or disability of said optionee, by the optionee or by the optionee's estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee.

Options granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, or the rules thereunder. Options may be exercised, during the lifetime of the optionee, only by the optionee and thereafter only by his legal representative. An optionee has no rights as a shareholder with respect to any shares covered by an option until the option has been exercised.

As a condition to the issuance of shares upon the exercise of an option, the Company will require the optionee to pay to the Company the amount of the Company's tax withholding liability required

LEK International, Inc. Information Statement - Page 6

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in  connection  with such  exercise.  The  Company,  to the extent  permitted or required by law, may deduct a sufficient number of shares due to the optionee upon exercise of the option to allow the Company to pay such withholding taxes. The Company is not obligated to advise any optionee of the existence of any tax or the amount which the Company will be so required to withhold.

FEDERAL INCOME TAX CONSEQUENCES

The federal income tax discussion set forth below is included for general information only. Optionees are urged to consult their tax advisors to determine the particular tax consequences applicable to them, including the application and effect of foreign, state, and local income and other tax laws.

INCENTIVE STOCK OPTIONS. No income results to the holder of an Incentive Stock Option upon the grant thereof or issuance of shares upon exercise thereof. The amount realized on the sale or taxable exchange of the Option Shares in excess of the option exercise price will be considered a capital gain, except that, if a sale, taxable exchange, or other disposition occurs within one year after exercise of the Incentive Stock Option or two years after the grant of the Incentive Stock Option (generally considered to be a "disqualifying disposition"), the optionee will realize compensation, for federal income tax purposes, on the amount by which the lesser of (i) the fair market value on the date of exercise or (ii) the amount realized on the sale of the shares, exceeds the exercise price. Any appreciation on the shares between the exercise date and the disposition will be taxed to the optionee as capital gain. The difference between the exercise price and the fair market value of the shares acquired at the time of exercise is a tax preference item for the purpose of calculating the alternative minimum tax on individuals under the Code. This preference amount will not be included again in alternative minimum taxable income in the year the taxpayer disposes of the stock.

NON-QUALIFIED STOCK OPTIONS. No compensation will be realized by the optionee of a Non-Qualified Stock Option at the time it is granted. Upon the exercise of a Non-Qualified Stock Option, an optionee will realize compensation for federal income tax purposes on the difference between the exercise price and the fair market value of the shares acquired at the time of exercise. If the optionee exercises a Non-Qualified Stock Option by surrendering shares of the Company's Common Stock, the optionee will not recognize income or gain at the time of exercise.

CONSEQUENCES TO THE COMPANY. The Company recognizes no deduction at the time of grant or exercise of an Incentive Stock Option and recognizes no deduction at the time of grant of a NonQualified Stock Option. The Company will recognize a deduction at the time of exercise of a NonQualified Stock Option on the difference between the option price and the fair market value of the shares on the date of grant. The Company also will recognize a deduction to the extent the optionee recognizes income upon a disqualifying disposition of shares underlying an Incentive Stock Option.




LEK International, Inc. Information Statement - Page 7

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VESTING

Unless otherwise specified in an optionee's agreement, options granted under the Plan will become vested with the optionee over a two-year period, with one-sixth of the options vesting every four months, in addition to any other vesting requirements determined by the Committee at the time of grant.



LEK International, Inc. Information Statement - Page 8

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